EXHIBIT 15.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors and Audit Committee
PrivateBancorp, Inc.

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-137560) of PrivateBancorp, Inc. for the registration of 1,200,000 shares of its common stock of our reports dated May 3, 2006 and August 7, 2006 relating to the unaudited consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

            /s/ Ernst & Young, LLP

Chicago, Illinois
October 17, 2006